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NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR APPOINTS JONATHAN SILVERSTEIN TO BOARD OF DIRECTORS

San Diego, September 16, 2004 – Avanir Pharmaceuticals (AMEX: AVN) today announced the election of Jonathon Silverstein to the Company’s board of directors. Jonathan Silverstein is a General Partner at OrbiMed Advisors LLC, the world’s largest fully dedicated healthcare fund manager.

Mr. Silverstein joined OrbiMed in 1998 to focus on private equity investments and structured transactions of small-capitalization public companies. Prior to joining OrbiMed, he was the Director of Life Sciences at Sumitomo Bank, Limited, where he was in charge of strategic alliances, mergers and acquisitions in the biotechnology sector. Mr. Silverstein has a B.A. degree in Economics from Denison University and J.D. and M.B.A. degrees from the University of San Diego. Currently, he is a director of Given Imaging, Ltd. (Nasdaq: GIVN), DOV Pharmaceutical (Nasdaq: DOVP), Emphasys Medical, and Predix Pharmaceuticals, Inc.

Mr. Silverstein was elected to the board to fill the opening created by the resignation of Michael W. George, who is relocating to the East Coast. Mr. Silverstein was elected a Class II director, with a term expiring at the 2006 annual meeting of shareholders.

“Michael George was a very active board member and his presence and contribution will be missed by all,” said James B. Glavin, Chairman of the Board at Avanir Pharmaceuticals. “Michael was the chair of the governance committee during the adoption of Sarbanes Oxley in 2002. His stewardship in that role was instrumental in Avanir being ranked number one in its industry and number three overall in a rating of San Diego’s publicly traded companies by Institutional Shareholder Services (ISS) that year. At the same time we look forward to having Jonathan Silverstein as a new member and welcome his insight and expertise as Avanir continues to grow and evolve.”

Avanir Pharmaceuticals is a drug discovery and development company focused on the development of treatments for chronic diseases. The Company’s lead product candidate, Neurodex™, recently completed a second pivotal Phase III trial for the treatment of pseudobulbar affect. Neurodex™ is also in Phase III clinical development for the treatment of neuropathic pain. An internally developed small molecule, AVP-13358, is in a Phase I clinical trial for the treatment of allergy and asthma. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with product discovery and development as well as risks shown in Avanir‘s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir‘s business and technology. The company disclaims any intent or obligations to update these forward-looking statements.